UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

 (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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[      ]          Definitive Proxy Statement

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[      ]          Soliciting Material Pursuant to § 240.14a-12

Seligman Quality Municipal Fund, Inc. ("SQF")

(Name of Registrant as Specified In Its Charter)

Bulldog Investors General Partnership and Karpus Management, Inc., d/b/a Karpus Investment Management

(Name of Person(s) Filing Proxy statement, if other than the Registrant)

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The BIGP - Karpus Group, Park 80 West - Plaza Two, Saddle Brook, NJ 07663
(201) 556-0092 / Fax: (201) 556-0097//pgoldstein@bulldoginvestors.com

         October 23, 2006
Dear Fellow Stockholder of Seligman Quality Municipal Fund:

We are pleased to advise you that we recently entered into an agreement with the Seligman Quality Municipal Fund, Inc. (the "Fund") that ends our proxy contest in connection with the Fund's 2006 annual meeting of stockholders. As a result, we have withdrawn our nominees and proposals, other than our open-ending proposal, which is described in the Fund's proxy statement dated September 11, 2006. In accordance with the agreement, on October 19, 2006 the Fund adjourned the 2006 annual meeting until November 10, 2006. If: (1) a quorum is present at the reconvened meeting, and (2) more votes are cast in favor of our open-ending proposal than against it, the Fund's Board of Directors will propose that stockholders vote to either liquidate the Fund or open-end the Fund at a meeting expected to be held in the first quarter of 2007. The agreement is described more fully in the Fund's supplemental proxy materials which have been sent to you under separate cover.

As a result of the agreement, we will not vote any green proxy cards we have received (or receive in the future) nor will we hold an "Alternate Meeting." Instead, we urge all stockholders to promptly vote in favor of the Board's nominees, in favor of the ratification of Deloitte & Touche LLP as the Fund's auditors, and in favor of our open-ending proposal on the Board's white proxy card (which is enclosed). You may also vote on the internet or via the toll free telephone number provided on the white proxy card. If you have any questions, please contact the Fund's proxy solicitor, Georgeson & Co., at 1-866-482-5164.

Finally, we commend the Fund's Board of Directors for acting responsibly and in good faith to reach a settlement that is in the best interest of the Fund and its stockholders.

Very truly yours,

/s/

Phillip Goldstein
Bulldog Investors G.P.

/s/

Sharon Thornton
Karpus Investment Management